                Exhibit 10


SETTLEMENT AGREEMENT

This Agreement made this 5th day of February 2001

BETWEEN: CENTRAL CAPITAL VENTURE CORPORATION, NEVADA CORPORATION(hereinafter referred to as CCVC)OF THE FIRST PART-AND-DATANET INFORMATION SYSTEMS INC. A NEVADA CORPORATION(hereinafter referred to as DN)OF THE SECOND PART

WHEREAS pursuant to Bankruptcy proceedings in the State of California relating to CCVC formerly DIGITAL TECHNOLOGIES MEDIA GROUP, INC., CCVC purchased 1,000,000 issued Shares of DN for the sum of one million ($1,000,000.00) dollars (U.S.) and other good and valuable consideration.

AND WHEREAS CCVC has paid, pursuant to the Bankruptcy documents, the sum of only one hundred thousand ($100,000.00) dollars (U.S.).

AND WHEREAS there has been various diverse dealings between all of the parties hereto.

AND WHEREAS the parties are all in agreement that they must comply with the Investment Company Act of 1940.

AND WHEREAS the parties have agreed to settle their differences in accordance with the terms as hereinafter set forth.

NOW THEREFORE THIS AGREEMENT WITNESSETH AS FOLLOWS:

1. It is the intention and understanding of the parties hereto that upon execution of the agreement hereof, and upon receipt of $100.00 US from DN and return of any business equipment or other materials held by DN or its officers and/or directors, if any, that CVCC shall return to DN the 1,000,000 issued Shares of DN currently held by CVCC and DN shall return the 85,000 Preferred Series A shares issued by CVCC and held by DN shareholders. In regard to the shares that each may hold of the other, the parties agree to work through their respective counsel so that the stock ledgers of the respective corporations may be accurately updated accordingly.

2. Further, as additional consideration to DN, several shareholders of CCVC and/or entities holding shares in CVCC, will cause 60,000 shares of common stock in CVCC, 35,000 of the shares shall be without restrictive legend, and 25,000 shares shall be restricted. In addition, CVCC shall cause certain shareholder(s) to sell 35,000 common stock purchase Warrants to shareholders of DN, said shareholders heretofore identified as Budney and Ludwig. Budney and Ludwig will pay consideration in the aggregate of $10 each for the aforementioned Warrants in a brokered transaction, plus usual and customary brokerage fees if any, and will open one or more brokerage accounts with MG Securities for the purpose of selling or exercising the aforementioned Warrants. CVCC shall provide its best efforts to register or cause successor management to "piggyback" register the 25,000 shares carrying a restrictive legend.

3. All parties will cooperate in modifying and filing the appropriate documents with the SEC. Each party will pay its own fees in this regard. In addition, DN, Budney and Ludwig agree to a lock-up, whereby each of the entities, DN, Budney and Ludwig, collectively holding 95,000 common stock shares of CVCC, inclusive of the Warrants and restricted shares, may each sell a total of only 3,000 shares per month, or 9,000 inclusively, but shall further agree not to sell any shares for a period of 90 days after the execution of this agreement. Further, DN, Budney and Ludwig agree to a similar 90 day lock-up for the restricted shares they hold if those shares become registered prior to the expiration of the 12 month Rule 144 holding period.

4. As further comfort to CVCC, DN, Budney and Ludwig agree to place their share certificate(s) at MG Securities, who shall serve as CVCC's watchdog agent for the lock-up period(s).

5. CCVC, its Directors and Officers also agree that immediately upon the execution hereof, the Preferred A shares of CCVC held by Jande International Holdings, LLC and/or Ely Mandell, now in the possession of North West Securities and Transfer, will be retired. CCVC shall provide proof of such retirement of shares to DN upon its request.

6. It is agreed by CCVC that DN will henceforth have the right to pursue its own financing arrangements and future development plans, as long as these plans are not with another Business Development Company or violates the Investment Company Act of 1940. CCVC shall work with DN to insure that all necessary steps are taken so that there are no violations of the Investment Company Act of 1940.

7. CCVC, its Directors, Officers and Shareholders agree that DN and its Shareholders, Officers and Directors shall be allowed to operate with the greatest degree of autonomy.

8. It is agreed by and between the parties that once CCVC has caused certain shareholders to pay DN the aforesaid consideration, this agreement shall constitute a full and final Mutual General Release pursuant to which the following:

a) CCVC, for itself and its officers, directors and shareholders, and their successors and assigns, hereby releases DN, its officers, directors, shareholders, executors, administrators, successors, affiliates, employees and assigns, from any and all claims, causes of action, liabilities, costs or expenses arising out of or under any and all agreements or understandings with any of them, including the right to receive or hold shares of common stock or any other interest in DN.

b) DN, for itself and its officers, directors and shareholders, Ludwig and Budney, and their successors and assigns, hereby releases CCVC, its officers, directors, shareholders, marketmaker(s), heirs, executors, administrators, successors, affiliates, employees and assigns, from any and all claims, causes of action, liabilities, costs or expenses arising out of or under any actions taken by CCVC in its capacity as an actual or ostensible officer or shareholder of DN.

c) Each of the parties hereto acknowledges that he, she or it has read Section 1542 of the California Civil Code set out below which states as follows:

"A General Release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the Release, which if known by him must have materially affected his settlement with the debtor."

Each of the parties hereto hereby waives application of Section 1542 of the California Civil Code.

d) DN and CCVC each warrant and represent to the other that they have made full disclosure with respect to any and all matters relating to the operations and financial condition of the other, the actions taken by any of them for, on behalf of or in the name of CCVC or DN and any other material facts which would reasonably influence a party to enter into this Release.

e) Each of the parties to this Release represents and warrants that such a party has been advised to seek the advice of counsel prior to executing this Release, that such party has obtained such legal advice as it has deemed advisable and that such party is fully cognizant with respect to the releases, rights and obligations they have given or received under this Release.

f) Each of the parties to this Release warrants and represents that it will maintain the confidentiality of this Release except as CCVC and or DN may be obligated to disclose its contents pursuant to Federal law and that this Release does not constitute an admission by any party of any matter described herein or related to the subject matter referred to herein. Nothing in this Release or any related document shall be construed or be admissible in any proceeding as evidence of liability of wrongdoing or otherwise by any of the parties hereto or by any other persons or entities. The parties hereto agree that this Release is a result of a compromise within the provisions of the California Evidence Code
(S)(S)1152 and 1154 and the provisions of any similar statute of any other jurisdiction.

g) Each party to this Release agrees to indemnify and hold harmless the other parties to this Release from and against any and all liability, damages and expenses, including without limitation counsel fees, disbursements and out-of-pocket expenses) arising out of or in connection with any and all proceedings of a civil, judicial or administrative nature commenced by ether party, resulting from any breach of this Release or any of the provisions thereof.

12 This Agreement shall be construed under and shall be governed by the laws of State of California.

13 This Agreement may be executed in two or more counterparts each of which will be an original and all of which shall constitute an entire document.

14 This Agreement sets forth the entire understanding of the parties in connection with the subject matter hereof. None of the parties has made any statement, representation or warranty in connection herewith which has been relied upon by any other party hereto or which has been an inducement for any party to enter into this Agreement, except as expressly set forth herein. It is expressly understood and agreed that this Agreement may not be altered, amended or otherwise changed in any respect whatsoever, except by a writing duly executed by authorized representatives of the parties hereto. The parties agree that they will make no claim at any time that this Agreement has been altered or modified or otherwise changed by oral communication of any kind or character.

15 The parties hereto agree that they will make no derogatory or disparaging statements either oral or in writing regarding their business dealings with the other parties hereto or with respect to any of the matters arising out of or under this Agreement.

16   Each party executing this Agreement or joining in it hereby covenants, represents and warrants that such party has full right, power, legal capacity and authority to execute this Release, that no other consents or approvals of any other parties are required or necessary for this Agreement to be so binding and that this Agreement shall be fully enforceable in accordance with its terms. This Agreement shall become effective upon execution by all parties whose names are set forth below.

17   This Agreement shall inure to the benefit of and be binding upon the heirs, administrators and successors of each of the parties hereto.

18   This Agreement may only be amended, changed or modified by a writing signed by all of the parties hereto.

19   Each party to this Agreement shall execute and deliver any and all papers, documents and other assurances and shall perform any and all further acts and take any and all further steps that may be reasonably necessary to confirm or perform the obligations of such party, the provisions of this Agreement and the transactions contemplated hereby.

20   Any notice required or desired to be sent to a party shall be duly given if sent by certified or registered mail, return receipt requested, or personally delivered to the address of a party. The addresses of the parties are set forth below.

     CCVC:
     ----
     c/o David L. Kagel
     1801 Century Park East, 25th Floor
     Los Angeles, California 90067

     DN
     --
     c/o Bernie Budney and Zanley Galton
     4025 NW Express
     Portland, OR  97210

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile signatures shall be as valid as originals and may be relied upon by any party.

IN WITNESS WHEREOF the undersigned have executed this Agreement as of the date first above written.
                                    "CCVC"



                              By:    S/ Rex Crim
                                  --------------------------

                                    Rex Crim, President


                              By:  S/ Brad Bartlison
                                  -------------------------------
                                    Brad Bartilson, Director



                                    "DN"


                              By    S/ Bernie Budney
                                  ------------------------------
                                    Bernie Budney, President



                              By:   S/ Leonard Ludwig
                                  -------------------------------
                              Leonard Ludwig, CEO First Portland
                              Corporate Shareholder

                     [GLAST, PHILLIPS & MURRAY LETTERHEAD]

                                  May 16, 2001


HAND DELIVER
------------


Mr. Harold McKamy
MG Securities Group, Inc.
900 Jackson Street, Suite 450
Dallas, Texas 75202

     Re:  Central Capital Venture Corporation ("CCVC")

Dear Harold:

     In connection with the efforts of MG Securities Group, Inc. ("MG") to begin making a market in the common stock of CCVC, you have provided me with an inquiry dated March 29, 1001 from Robert W. Nesbitt of NASD Regulation. Such letter seeks information to determine whether the divestiture by CCVC of the common stock of Datanet Information Systems, Inc. ("Datanet") was in compliance with Section 57 [sic] of the Investment Company Act of 1940. (The reference to
Section 57 should have been to what is now Section 56 - Transactions with certain affiliates.)

     The facts in the record are as follows: CCVC acquired Datanet as its first investment company in exchange for CCVC preferred stock and the obligation to contribute $100,000 of initial capital and an additional $900,000 over two years. One of the selling shareholders of Datanet and an affiliate of another became officers and directors of CCVC following the purchase. In October 2000, management of CCVC was in a dispute with Mr. Bernie Budney, one of the sellers of Datanet, who was an officer and director of CCVC and Datanet. Such dispute pertained in part to the failure of CCVC to make any of the additional capital contributions to Datanet.

     In October and November 2000, all of the directors and officers of CCVC who had any ownership or management vote in Datanet resigned from the CCVC board. Therefore, in February 2001, the CCVC Board consisted only of Mr. Rex Crim and Mr. Brad Bartilson, neither of whom had ever been officers, directors or shareholders of

May 16, 2001
Page 2




Datanet. The Datanet board consisted of Bernie Budney and Leonard Ludwig. In this context, the managers of CCVC and the managers of Datanet negotiated the Settlement Agreement dated February 5, 2001 calling for the divestiture of Datanet from CCVC and substantial recission of the acquisition. Part of the consideration for the divestiture was the issuance to the Datanet shareholders of shares of CCVC stock and options for less than 5% of the outstanding shares of CCVC.

     Secton 56 of the '40 Act prohibits various kinds of transactions between a business development company ("BDC") and an affiliate. Two kinds of affiliates are described, and different rules apply for transactions with them. A controlling or closely affiliated person is described in Section 56(b) and
Section 2(a)(3)(A) as a person owning more than 5% of the stock of the BDC who is a director, officer, employee or member of an advisory board of a BDC, or any person affiliated with any such person, or an investment advisor, promoter, or principal underwriter controlling or controlled by a BDC. As to these persons, a transaction between the BDC and the affiliate is unlawful unless exempted by the SEC.

     The second category of affiliate is described in Section 56(e) as a director, officer or employee of the BDC who does not own more than five percent of the outstanding voting stock. In the case of these non-controlling shareholders, the transaction between the interested person and the BDC is not unlawful if it is approved by a disinterested majority of the Board of Directors of the BDC.

     In the case at hand, the transaction was between the BDC and persons who were not officers and directors of the BDC at the time, and who, in any event, did not own more than five percent of the outstanding stock of the BDC. The recission stock was returned to the former shareholders of Datanet, Bernie Budney and First Portland Corp. Mr. Budney was a director until October 18, 2000, and an affiliate of First Portland, Mr. Lewis Williams IV, was a director until November 1, 2000. Both were out of office at CCVC at least 90 days before the transaction was agreed to. Section 2(a)(12) of the '40 Act defines a director as a person performing the typical duties of a member of the governing board. There is no provision for any carry-over of director status following termination of the position. In addition, the persons engaging in the transaction were not "holding with power to vote" five percent or more of the
                              ------------------
outstanding voting securities of the BDC. Their ownership in the BDC, which was rescinded in the transaction, was limited to 85,000 shares of Series A Preferred Stock, which, by its terms, did not carry the right to vote and was not at the time convertible into common stock. The directors of CCVC approving the Settlement Agreement had no management or voting interest in Datanet and were therefore not interested persons in Datanet.

May 16, 2001
Page 3





     It therefore seems clear that the transaction embodied in the Settlement Agreement was not an unlawful transaction, but merely one that required approval by a disinterested majority of the Board of Directors of CCVC. Such approval was given as set forth in the attached minutes of CCVC. The transaction, therefore, does not appear to be in violation of Section 56 of the '40 Act.

                              Sincerely yours,

                              /s/ Ronald L. Brown
                              -------------------

                              Ronald L. Brown

RLB/mrg

                     [GLAST, PHILLIPS & MURRAY LETTERHEAD]


                                 June 11, 2001


HAND DELIVER
------------




Central Capital Venture Corp.
c/o MG Securities Group, Inc.
900 Jackson Street, Suite 450
Dallas, Texas  75202
Attn:  Rex Crim, President

Dear Mr. Crim:

     We hereby consent to the filing of our letter dated May 16, 2001 to Harold McKamy at MG Securities Group, Inc. as an exhibit to the Form 10QSB of Central Capital Venture Corp.

                              Sincerely yours,

                              /s/ Glast, Phillips & Murray

                              Glast, Phillips & Murray, P.C.